Exhibit 10.16

FIRST AMENDMENT TO

MEDICAL TRANSCRIPTION BILLING, CORP.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of Medical Transcription Billing, Corp. (the “Company”) have adopted the Medical Transcription Billing, Corp. Amended and Restated Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of 100,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares of Series A Preferred Stock issuable under the Plan to 300,000 shares, including shares previously issued thereunder; and

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, the Board of Directors and stockholders of the Company have approved such increase of the number of shares of Series A Preferred Stock issuable under the Plan.

NOW, THEREFORE, the following amendment and modification are hereby made a part of the Plan.

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Series A Preferred Stock issuable thereunder to 300,000 shares, and the first sentence of such section is thereby to read as follows:

“The aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed 2,851,000 shares, and the aggregate number of shares of Series A Preferred Stock that may be issued pursuant to Stock Awards shall not exceed 300,000.”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment to Medical Transcription Billing, Corp. Amended and Restated Equity Incentive Plan as of June 18 , 2018.

By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer